PagerDuty Appoints Eric Prengel as Chief Financial Officer

Howard Wilson Retires as Chief Financial Officer

SAN FRANCISCO – June 22, 2026 – PagerDuty, Inc. (NYSE:PD), a leader in AI-first operations management, today announced that Eric Prengel has joined the company as Chief Financial Officer. Prengel will oversee our Finance and Business Operations organization at PagerDuty, including all Finance and Accounting Functions, Global Business Operations, Corporate Strategy, Corporate Development, and Investor Relations with a focus on advancing business objectives as PagerDuty enters its next phase of growth.

Prengel succeeds Howard Wilson who is retiring before the end of the second quarter of fiscal 2027, ending July 31, 2026.

“We are thrilled to welcome as CFO, a financial leader who seamlessly combines operational discipline with a sharp, strategic mindset,” said John DiLullo, CEO, PagerDuty. “Eric's foundational background leading public company financial teams together with his distinguished accomplishments as an investment banker, give him a unique strategic focus and a deep understanding of how to drive value for customers and shareholders. His comprehensive financial expertise and passion for technology make him the perfect fit to help scale our organization and drive long-term shareholder value.”

Prengel joins PagerDuty with more than 20 years of leadership experience in technology, investment banking, and management consulting organizations, including Elastic, JPMorgan, Deutsche Bank, Thomas Weisel Partners, and Stern Stewart & Co.

“Joining PagerDuty at this pivotal moment is truly the opportunity of a lifetime,” said Eric Prengel, Chief Financial Officer at PagerDuty. “PagerDuty is already an incredible leader in incident management, and helping lead this team through its initial public offering and now joining as our CFO is a professional dream come true. With the massive momentum behind our AI offerings and a strong footprint of 36,000 global customers, I am incredibly energized to work with John and the leadership team to accelerate our profitable growth and deliver massive, durable value for both our customers and shareholders.”

Prengel earned his bachelor’s degree from the University of Pennsylvania in economics.

About PagerDuty Inc.

PagerDuty, Inc. (NYSE: PD) is the global leader in AI-first digital operations. By automatically detecting, diagnosing, and remediating issues, the PagerDuty Operations Cloud acts as the central control plane for the modern enterprise - orchestrating AI agents and automated workflows with context from over 750 integrations. Trusted by approximately two-thirds of the Fortune 100 and nearly half of the Fortune 500, PagerDuty is the industry standard for organizations scaling resilient, autonomous operations. Learn more and try it for free at www.pagerduty.com.

The PagerDuty Operations Cloud

The PagerDuty Operations Cloud is an AI-powered platform that automates and orchestrates the entire incident management lifecycle - from detection to resolution, providing resilience at scale. Designed for mission-critical operations, the platform empowers teams to identify and diagnose disruptions in real time, mobilizing the right teams to quickly streamline workflows to solve digital issues before they become incidents. The PagerDuty Operations Cloud is essential for delivering flawless, always-on digital experiences that organizations and consumers expect today.

Media Contact:
Amberly Asay Janke
media@pagerduty.com

Investor Contact:
investor@pagerduty.com